                                                                   Exhibit 10.60

                                                                  EXECUTION COPY


                         CTI - VALORIA OPTION AGREEMENT


         This Agreement (the "Agreement"), is made as of this 10th day of July, 1996 by and among CytoTherapeutics, Inc., a Delaware corporation ("CTI") and Societe Financiere Valoria S.A., a Swiss corporation ("Valoria").

         WHEREAS, each of CTI and Valoria owns that number of shares of Common Stock ("Common Stock") of Modex Therapeutiques, S.A. ("Modex") set forth next to its name on Exhibit A acquired on foundation of Modex; and

         WHEREAS, simultaneously herewith Valoria has loaned SFr 2.4 million to Modex pursuant to a Convertible Loan Agreement (the "Original Valoria Loan") and has agreed, under such Agreement, to loan an additional SFr 1.2 million to Modex on the second anniversary date (the "Second Anniversary") of this Agreement (the "Second Valoria Loan," together with the Original Valoria Loan, the "Valoria Loans"); and

         WHEREAS, simultaneously herewith CTI has invested SFr 1.2 million to subscribe for 1,000 additional shares of Common Stock, has loaned SFr 1.2 million to Modex pursuant to a Convertible Loan Agreement and has agreed, under such Agreement, to loan Modex an additional SFr 2.4 million on the Second Anniversary (together with the first Loan, the "CTI Loans"), if certain conditions are met; and

         WHEREAS, it was a mutual condition to CTI and Valoria making such investments in Modex simultaneously herewith that each enter into this Agreement; and

         WHEREAS, CTI wishes to arrange for an option to acquire the shares of Common Stock held by Valoria and the Valoria Loans, and Valoria wishes to grant to CTI such an option, on the terms and conditions contained herein; and

         WHEREAS, Valoria wishes to obtain an option to require CTI to purchase the shares of Common Stock held by Valoria and the Valoria Loans and CTI is willing to grant such an option, under the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CTI and Valoria hereby agree as follows:


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         1.  Restrictions on Transfer.

         (a) Valoria Shares and Notes. None of the shares of Common Stock acquired by Valoria on the formation of Modex or the shares of Common Stock to be acquired by Valoria upon conversion of the Valoria Loans (collectively, the "Valoria Shares") or the Valoria Loans (together with the Valoria Shares, the "Valoria Securities") or any interest therein may be sold, exchanged, signed, transferred, pledged, hypothecated or otherwise encumbered or disposed of, at any time prior to the expiration of this Agreement except pursuant to the exercise by Valoria of the Valoria Exchange Option, or the exercise by CTI of the CTI Exchange Option (in each case, as defined below).

         (b) Certificates to be Held by Notary. The Valoria Shares shall be held by a notary (the "Notary") acceptable to CTI and Valoria under the terms of an Escrow Agreement acceptable to CTI, Valoria and the Notary until the earlier of the termination of this Agreement or such time as such Valoria Shares shall have been exchanged in accordance with the provisions hereof. Any new, additional or different securities which Valoria may be entitled to receive by virtue of the conversion of the Valoria Loans or any stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, split-up or other similar change shall be held by such Notary and subject to the same restrictions, terms and conditions as set forth herein. Valoria shall possess all incidents of ownership of the Valoria Shares, including the right to receive or reinvest dividends with respect to the Valoria Shares and to vote such Valoria Shares (subject to the terms of any other agreements applicable thereto), except that Valoria shall not be entitled to possession of the Valoria Shares until the restrictions provided for in this Agreement have lapsed.

         2.  Exchange Option for Valoria Securities.

         (a) CTI Exchange Option. CTI shall have the option (the "CTI Exchange Option") to purchase the Valoria Securities on the following terms and conditions:

                  (i) During First Two Years. At any time prior to the Second Anniversary, CTI may purchase all but not less than all of the Valoria Securities for the greater of
                           (i) Sfr 3.6 million or (ii) Sfr 2.4 million plus simple interest thereon at the rate of 30% per year from the Closing Date until the Option Closing Date (as defined below), accruing daily, such consideration to be payable in cash or, at CTI's option, in whole or in part in shares of Common Stock of CTI, par value $.01 per share ("CTI Common Stock"), valued as described below.

                  (ii) After First Two Years. At any time on or after the Second Anniversary, CTI may purchase all but not less than all of the Valoria Securities at a price equal to 110% of the As Converted Value of the Valoria Securities as of the Option Notice Date (as such terms are defined below), such consideration to be payable in cash or, at CTI's

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                           option, in whole or in part, in shares of CTI Common
                           Stock, valued as described below.

         (b) CTI Option Notice. CTI shall notify Valoria of its exercise of the CTI Exchange Option in writing (the "CTI Option Notice") and shall indicate in such notice whether CTI intends to purchase such shares with cash or with CTI Common Stock or with cash and CTI Common Stock.

         If the CTI Exchange Option is being exercised pursuant to Section 2(a)(i), CTI shall pay to Valoria (in cash or CTI Common Stock) the aggregate purchase price as indicated in Section 2(a)(i) within 30 days of the date of the CTI Option Notice (the "Notice Date") against simultaneous release to CTI by the Notary of all escrowed Valoria Shares and assignment to CTI of all of Valoria's interest (if any) in the Valoria Loans.

         If the CTI Exchange Option is being exercised pursuant to Section 2(a)(ii), CTI and Valoria shall have 30 days from Notice Date to agree upon the fair market value of the Valoria Securities determined on the basis of the fair market value of the shares of Modex Common Stock that would be held by Valoria assuming the conversion of all outstanding Valoria Loans into shares of Modex Common Stock and the similar conversion of all outstanding CTI Loans into shares of such Common Stock (the "As Converted Value"). If, by the end of such thirty-day period, no agreement as to the As Converted Value has been reached, the As Converted Value shall be determined by an appraisal. All appraisals shall be undertaken by an independent investment banking firm (initially agreed to be Hambrecht & Quist) acceptable to both CTI and Valoria (the "Appraiser") commencing on the 31st day after the Notice Date. On such date, Valoria and CTI shall each submit to the Appraiser a final estimate of the As Converted Value, and, within 60 days of such submission, the Appraiser shall determine which of such two estimates is closer to the As Converted Value as determined by the Appraiser and such closer estimate shall be deemed to be the As Converted Value. Within 30 days after the determination of the As Converted Value specified above, CTI shall pay Valoria the aggregate purchase price (in cash or CTI Common Stock) as indicated in Section 2(a)(ii) (the date of such payment pursuant to this sentence or pursuant to the last sentence in the previous paragraph being referred to herein as the "Option Closing Date") against simultaneous release to CTI by the Notary of all escrowed Valoria Shares and assignment to CTI of all of Valoria's interest (if any) in the Valoria Loans. The party whose final estimate is not selected as the As Converted Value shall pay the cost of the appraisal.

         (c) Valoria Exchange Option. If at any time on or after the Second Anniversary and prior to the tenth anniversary of this Agreement (the "Tenth Anniversary"), no Public Market exists for the Founder's Shares, Valoria shall have the option (the "Valoria Exchange Option") to require CTI to purchase all but not less than all of the Valoria Securities at a price equal to 90% of the As Converted Value as of the Put Notice Date (as defined below), such consideration to be payable in cash or, at CTI's option, in whole or in part in shares of CTI Common Stock, valued as described below. A "Public Market" for the Founder's

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Shares will exist if and only if the shares of CTI and Valoria Common Stock are listed for trading on an internationally recognized securities market.

         (d) Valoria Put Notice. Valoria shall notify CTI of its exercise of the Valoria Exchange Option in writing (the "Put Notice"). CTI shall indicate in a notice delivered to Valoria within 30 days of the date of such Put Notice (the "Notice Date") whether CTI intends to purchase such shares with cash or with CTI Common Stock or with cash and CTI Common Stock. CTI and Valoria shall have 30 days from the Notice Date to agree upon the As Converted Value. If, by the end of such thirty-day period, no agreement as to the As Converted Value has been reached, the As Converted Value shall be determined by an appraisal, as provided in Section 2(b) above, the cost of which shall be paid as provided therein. Within 30 days after the determination of the As Converted Value, CTI shall pay to Valoria the aggregate purchase price (in cash or CTI Common Stock) indicated in Section 4(c) (the date of such payment being referred to herein as the "Put Closing Date").

         (e) Valuation of CTI Common Stock. For purposes of this Section 2, the fair market value of CTI Common Stock shall be the average of the closing prices (as described below) for shares of the CTI Common Stock for each of the 10 consecutive trading days before and each of the 10 consecutive trading days after the Put Notice Date or the Option Notice Date, as the case may be. The closing price for such shares for each day shall be the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such shares are listed or admitted to trading, or if they are not listed or admitted to trading on any such exchange, the average of the quoted closing bid and asked prices as reported on the Nasdaq Stock Market, or any comparable system, or if such shares are not quoted on the Nasdaq Stock Market, or any comparable system, the average of the closing bid and asked prices as furnished by any market maker in such shares who is a member of the National Association of Securities Dealers, Inc.

         (f) Price Protection for Valoria. In the event that CTI sells, transfers, assigns or otherwise disposes any Valoria Securities acquired by CTI from Valoria pursuant to Section 2(a) (or any shares of Modex Common Stock issuable on conversion of any such securities) within 180 days of the Option Closing Date and the price CTI receives for such securities (the "Third Party Price") is in excess of the price received for such Securities by Valoria from CTI on the Option Closing Date (the "Valoria Price"), then CTI shall pay to Valoria the difference between the Third Party Price and the Valoria Price with respect to all such securities so sold, transferred, assigned or otherwise disposed of by CTI, such consideration to be payable in cash or, at CTI's option, in whole or in part in shares of CTI Common Stock, valued at the Option Closing Date as described above.

         3. Representations, Warranties and Agreements.

         Valoria hereby acknowledges, represents and warrants to, and agrees with, CTI as follows:

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                  (a) Valoria understands that the shares of CTI Common Stock that Valoria may receive hereunder have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or any state or foreign securities laws and are expected to be issued in reliance upon Regulation S promulgated under the Securities Act;

                  (b) Valoria has been supplied with or has had sufficient access to all other information, including financial statements and other financial information of CTI, to which a reasonable investor would attach significance in making investment decisions, and has had the opportunity to ask questions and receive answers from knowledgeable individuals concerning CTI, so that, as a reasonable investor, Valoria has been able to make his own independent decision to put himself in a position wherein he may be acquiring such CTI Common Stock;

                  (c) Valoria is not a U.S. Person and is not entering into this Agreement in order to acquire any CTI Common Stock for the account or benefit of a U.S. Person. For purposes of this Agreement, "U.S. Person" shall have the meaning set forth in Rule 903(o) of Regulation S under the Securities Act;

                  (d) Valoria agrees not to offer or sell such CTI Common Stock in the United States or to or for the account or benefit of a U.S. Person or citizen of the United States prior to the expiration of the forty (40) day period commencing on the date Valoria receives any such CTI Common Stock hereunder (the "Restricted Period"). Valoria acknowledges that CTI will not authorize any transfer or sale of such CTI Common Stock in the United States or to a U.S. Person or citizen of the United States other than in accordance with Regulation S and U.S. federal securities laws. Prior to any sale or transfer of such CTI Common Stock during the Restricted Period or in the United States or to a U.S. Person, CTI may require the written opinion of United States legal counsel addressed to CTI, as to whether such transfer or sale is in compliance with the Securities Act and the rules and regulations applicable thereunder, including Regulation S, and may require certification of the transferor and the transferee of such CTI Common Stock as to such compliance; and

                  (e) Should Regulation S not be available with regard to any exercise of the Valoria Exchange Option or the CTI Exchange Option (for example, because Valoria is or has become a U.S. Person), Valoria and CTI acknowledge and agree that the Shares of CTI Common Stock to be issued in exchange for Valoria's Valoria Securities hereunder shall be issued in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4.2 of such Act and that any shares of CTI Common Stock so issued shall be subject to the restrictions generally applicable to such securities in transactions which qualify for such exemption.

         4.  Legend.

         Each certificate representing the CTI Common Stock issued hereunder pursuant to Regulation S shall bear a restrictive legend in substantially the form set forth below:

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                  "The securities represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the "Act"), and have been issued pursuant to an exemption from registration pursuant to Regulation S under the Act. These shares cannot be transferred, offered, or sold in the United States or to a U.S. Person (as that term is defined in Regulation S) unless such shares are registered under the Act or an exemption from registration is available. The offer or sale of these shares to a U.S. Person (as that term is defined in Regulation S) or in the United States is subject to certain restrictions as set forth in that certain Option Agreement dated July __, 1996 between CTI and the original holders of these shares."

Shares of CTI Common Stock, if any, issued in a private placement pursuant to
Section 3(e) shall also bear an appropriate restrictive legend.

         5.  Termination.

         (a) This Agreement shall terminate on the earlier to occur of the tenth anniversary of this Agreement or the closing of an underwritten public offering of Modex Common Stock.

         6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received when delivered to CTI and Valoria at their respective addresses set forth on Exhibit A, or in any case to such other address as the addressee shall have furnished to the other party hereto in the manner prescribed by this Section.

         7. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, each party shall, in addition to such other remedies as may be available to it at law, have the right to enforce its rights hereunder by actions for specific performance to the extent permitted by law.

         8. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes and cancels all prior agreements and understandings between them as to such subject matter.

         9. Waivers and Further Agreements. Neither this Agreement nor any provision hereof may be waived, modified, terminated or amended except by a written agreement signed by CTI and Valoria. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

         10. Assignment; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns. Without limiting the general application of

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the foregoing sentence, more particularly, while this Agreement does not contemplate the transfer of any Valoria Securities or any interest therein except through the exercise by CTI of the CTI Exchange Option or the exercise by Valoria of the Valoria Exchange Option, should any such other transfer occur by agreement of the parties or by operation of law, the transferee shall, to the maximum extent permitted by law, be bound by the terms of this Agreement and any applicable provisions of the Articles of Incorporation of Modex.

         11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instruments.

         12. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13. Choice of Law. This Agreement shall be governed and construed according to the internal laws of Switzerland.

         14. Dispute Resolution. All disputes, differences, controversies or claims arising in connection with, or questions occurring under, this Agreement shall be settled as provided in Exhibit B, except for the determination of As Converted Value, which shall be conclusively determined as provided for in
Section 2.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                 CYTOTHERAPEUTICS, INC.


                                 By/s/ Seth A. Rudnick
                                   ----------------------------------
                                     Title:  Chief Executive Officer



                                 SOCIETE FINANCIERE VALORIA S.A.



                                 By/s/ Christian Puhr
                                   ----------------------------------
                                     Title:  Power of Attorney




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
                       EXHIBIT A - STOCKHOLDERS AGREEMENT

                 Original Shares     Shares Acquired
                 ---------------      Simultaneously
                                         Herewith
                                         --------


CTI                   6,500               1,000

Valoria                 500                --

                                                                       EXHIBIT B



                                   Arbitration

Any and all disputes, controversies or claims arising out of, involving or relating to the existence, validity, performance, amendment, breach or termination of this Agreement shall be referred to, settled and finally resolved exclusively under the rules of arbitration of La Chambre de Commerce et d'Industrie de Geneve ("CCIG") by an arbitral tribunal appointed as set forth herein in accordance with said rules. To the extent not prohibited under applicable law, the arbitral tribunal's decision shall be final and binding on the parties and, to the extent not prohibited under applicable law, the parties hereby exclude any right of appeal to any court on the merits of any dispute.

Subject to the provisions of the last paragraph, each party shall nominate one arbitrator. If a party fails to nominate an arbitrator within thirty (30) days from the date when the claimant's request for arbitration has been communicated to the other party, such appointment shall be made by the rules of CCIG. The two arbitrators so appointed shall agree upon the third arbitrator who shall act as Chair of the arbitral tribunal. If said two arbitrators fail to nominate a Chair within thirty (30) days from the latter of the two appointments, the Chair shall be selected by the rules of CCIG. Such appointment shall be final and binding upon the parties.

The place of arbitration shall be Geneva, Switzerland.

The language to be used in the arbitral proceeding shall be English.

The proceedings shall be governed by the provisions of Chapter 12 of the Swiss Federal Act on International Private Law of December 18, 1987 relating to international arbitration and the rules of arbitration of CCIG.

This Agreement and the arbitral award shall be governed by the law of Switzerland. The award shall be in writing and shall include the arbitral tribunal's decision as to the costs of the arbitration and reasonable legal fees. The award may grant any relief appropriate under the applicable law, including without limitation declaratory relief and/or specific performance. The award will be notified to the parties by the Arbitral Tribunal.

In the event that disputes arise between two parties under this Agreement and any other agreement, document or instrument executed in connection with the transactions contemplated hereby, such disputes shall be resolved in a consolidated arbitral proceeding by the three arbitrators appointed in accordance with the provisions above. Notwithstanding the foregoing, in the event that disputes arise between more than two parties under this Agreement or under this Agreement and any other agreement, document or instrument

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executed in connection with the transactions contemplated hereby, such disputes shall be resolved in a consolidated arbitral proceeding by a single arbitrator appointed in accordance with the rules of CCIG.

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